                           MODERN WOODMEN OF AMERICA
                           A FRATERNAL BENEFIT SOCIETY

FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY CERTIFICATE

RETIREMENT BENEFIT PAYABLE ON THE RETIREMENT DATE. DEATH BENEFIT PAYABLE AT DEATH BEFORE THE RETIREMENT DATE. FLEXIBLE PREMIUMS PAYABLE FOR THE ANNUITANT'S LIFE OR UNTIL THE RETIREMENT DATE. THE ACCUMULATED VALUE IN THE VARIABLE ANNUITY ACCOUNT IS BASED ON THE INVESTMENT PERFORMANCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VARIABLE FEATURES OF THIS CERTIFICATE ARE DESCRIBED IN SECTIONS 6 AND 7.

Modern Woodmen of America, a fraternal benefit society, will pay the benefits of this certificate subject to all of its terms.

RIGHT TO EXAMINE CERTIFICATE

YOU MAY CANCEL THIS CERTIFICATE BY DELIVERING OR MAILING A WRITTEN NOTICE OR SENDING A FAX TO THE AGENT THROUGH WHOM IT WAS PURCHASED OR MODERN WOODMEN OF AMERICA VARIABLE PRODUCT ADMINISTRATIVE CENTER, P.O. BOX 9284, DES MOINES, IOWA 50306-9284 AND BY RETURNING THE CERTIFICATE BEFORE MIDNIGHT OF THE THIRTIETH DAY AFTER THE DATE YOU RECEIVE THE CERTIFICATE. NOTICE GIVEN BY MAIL AND RETURN OF THE CERTIFICATE BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. MODERN WOODMEN OF AMERICA WILL REFUND, WITHIN SEVEN DAYS AFTER IT RECEIVES NOTICE OF CANCELLATION AND THE RETURNED CERTIFICATE, AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM OF:

A) THE ACCUMULATED VALUE OF THE CERTIFICATE ON THE DATE THE CERTIFICATE IS RECEIVED AT OUR ADMINISTRATIVE CENTER;
B)   ANY ADMINISTRATIVE CHARGES WHICH WERE DEDUCTED; AND
C)   AMOUNTS APPROXIMATING DAILY CHARGES AGAINST THE VARIABLE ANNUITY ACCOUNT.

READ YOUR CERTIFICATE CAREFULLY. This is a certificate of membership and insurance and is a legal contract between the person having control and Modern Woodmen of America.

SIGNED FOR AND ON BEHALF OF MODERN WOODMEN OF AMERICA AT ROCK ISLAND, ILLINOIS, ON THE DATE OF ISSUE.

        /s/ Clyde Schoeck                         /s/ J.V. Standaert
             President                               Secretary

                            MODERN WOODMEN OF AMERICA
           HOME OFFICE                   VARIABLE PRODUCT ADMINISTRATIVE CENTER
           1701 1ST AVENUE               P.O. BOX 9284
           ROCK ISLAND, IL 61201         DES MOINES, IA  50306-9284

                      INDEX OF MAJOR CERTIFICATE PROVISIONS

CERTIFICATE DATA                                                                     Page 3
     Annuitant; Issue Age; Sex; Certificate Number; Issue Date; Owner; Normal
     Retirement Date; Interest Rates; Schedule of Forms and Premiums; Schedule
     of Charges; Schedule of Allocation Options.

SECTION 1 - DEFINITIONS                                                              Page 5
     1.1 You, Your or Owner; 1.2 Annual Administrative Charge; 1.3 Annuitant;
     1.4 Age; 1.5 Beneficiary; 1.6 Business Day; 1.7 Certificate Anniversary;
     1.8 Certificate Year; 1.9 Declared Interest Option; 1.10 Due Proof of
     Death; 1.11 Eligibility for Waiver of Surrender Charge; 1.12 Fund; 1.13
     General Account; 1.14 Home Office; 1.15 Administrative Center; 1.16 Issue
     Date; 1.17 Qualified Nursing Care Center; 1.18 Qualified Physician; 1.19
     Retirement Date; 1.20 SEC; 1.21 Surrender Charge; 1.22 Valuation Period;
     1.23 Variable Annuity Account; 1.24 We, Our, Us or the Society.

SECTION 2 - THE CONTRACT                                                             Page 7
     2.1 Retirement Date; 2.2 Contract; 2.3 Modification; 2.4 Membership; 2.5
     Control and Ownership; 2.6 Assignment; 2.7 Incontestable Clause; 2.8
     Misstatement of Age or Sex; 2.9 Return of Certificate and Certificate
     Settlement; 2.10 Maintenance of Reserves.

SECTION 3 - BENEFICIARIES                                                            Page 8
     3.1 Beneficiary; 3.2 Change of Beneficiary.

SECTION 4 - PREMIUMS                                                                 Page 9
     4.1 Premium Payment; 4.2 Payment Frequency; 4.3 Unscheduled Premiums; 4.4
     Allocation of Premium.

SECTION 5 - ANNUITY AND DEATH BENEFITS                                               Page 10
     5.1 Annuity Benefit; 5.2 Death of Annuitant Prior to Retirement Date; 5.3
     Death of Owner; 5.4 Death Benefit at Death of Annuitant Prior to Retirement
     Date.

SECTION 6 - VARIABLE ANNUITY ACCOUNT                                                 Page 12
     6.1 Variable Annuity Account; 6.2 Subaccounts; 6.3 Fund Investment Options;
     6.4 Transfers.

SECTION 7 - ACCUMULATED VALUE BENEFITS                                               Page 13
     7.1 Accumulated Value; 7.2 Net Accumulated Value; 7.3 Variable Accumulated
     Value; 7.4 Subaccount Units; 7.5 Unit Value; 7.6 Declared Interest Option
     Accumulated Value; 7.7 Declared Interest Option Interest; 7.8 Surrender;
     7.9 Surrender Charge; 7.10 Partial Withdrawal; 7.11 Ten Percent Withdrawal
     Privilege; 7.12 Waiver of Surrender Charge; 7.13 Delay of Payment; 7.14 Tax
     Charges; 7.15 Annual Report.

SECTION 8 - SETTLEMENT OPTIONS - GENERAL                                             Page 17
     8.1 Options That May Be Elected; 8.2 Choice and Availability of Options;
     8.3 Payee(s) and Death of Payee(s); 8.4 Claims of Creditors; 8.5
     Supplemental Contract; 8.6 Proof of Survival and Age.

SECTION 9 - FIXED SETTLEMENT OPTIONS                                                 Page 19
     9.1 Fixed Options; 9.2 Withdrawal; 9.3 Basis for Settlement Option Values;
     9.4 Non-Segregation of Proceeds; Fixed Settlement Option Tables.

SECTION 10 - VARIABLE SETTLEMENT OPTIONS                                             Page 21
     10.1 Variable Options; 10.2 Allocation; 10.3 Exchanges of Annuity Units;
     10.4 Surrender Value; 10.5 Amount of Variable Payments; 10.6 Annuity Unit
     Value; 10.7 Net Investment Factor; 10.8 Assumed Interest Rate and Factor;
     Variable Settlement Option Tables.

Any additional benefits and endorsements that apply to this certificate are listed on the certificate data page and are described in the forms that follow
Section 10 of this certificate.

                                CERTIFICATE DATA

Annuitant                                       [JOHN Q WOODMEN]

Issue Age                                       [35]

Sex                                             [MALE]

Certificate Number                              [8500000]

Issue Date                                      [02-01-2002]

[Owner]                                         [JOHN Q WOODMEN]

Normal Retirement Date                          [2-01-2032]

On Declared Interest Option:
     Guaranteed Minimum Interest Rate           3.00%
     Current Interest Rate                      [5.50%]
     Current Interest Rate guaranteed to:       [02-01-2003]

                                    Membership is in Camp [26]

************************ SCHEDULE OF FORMS AND PREMIUMS ************************

FORM NO.                   DESCRIPTION
[VAMWA (02-02)             Flexible Premium Deferred Variable Annuity]
[VAIDBR (02-02)            Incremental Death Benefit Rider]

                          Certificate Number [01234567]

                               SCHEDULE OF CHARGES

Current Annual Administrative Charge:            [$30.00 per year]
Transfer Charge:                                 $25
Mortality and Expense Risk Charge:               [.0038091% of the variable cash value per day
                                                 (equivalent to 1.40% per year).]

[A surrender charge will apply during the first 8 certificate years.] [The surrender charge will be as shown in the following table:

                                  Surrender Charge
  CERTIFICATE YEAR            (AS A PERCENT OF ACCUMULATED VALUE)
  ----------------            -----------------------------------
                 1                      8.0%
                 2                      7.0%
                 3                      6.0%
                 4                      5.0%
                 5                      4.0%
                 6                      3.0%
                 7                      2.0%
                 8                      1.0%
        Thereafter                      0.0%]

However, the total surrender charge assessed will never exceed 9% of the premiums paid.

                         SCHEDULE OF ALLOCATION OPTIONS

General Account:       The general assets of Modern Woodmen of America

Separate Account:      Modern Woodmen of America Variable Annuity Account

     Subaccounts:      Subaccounts are listed in the application

SECTION 1 - DEFINITIONS

1.1 YOU, YOUR OR OWNER
means the certificate holder who is the person (or persons) having control of this certificate. See provision 2.5.

1.2 ANNUAL ADMINISTRATIVE CHARGE
means a fee that is charged yearly. The annual administrative charge may go up or down but is guaranteed not to exceed $45. The annual administrative charge as of the issue date is shown on the certificate data page.

1.3 ANNUITANT
The person whose life determines the annuity and death benefits.

1.4 AGE
means age at the last birthday.

1.5 BENEFICIARY
The person (or persons) to whom the proceeds will be paid on the death of the annuitant.

1.6 BUSINESS DAY
means each day that the New York Stock Exchange is open for trading, except:
(1) any period when the Securities and Exchange Commission determines that an emergency exists which makes it impracticable for a fund to dispose of its securities or to fairly determine the value of its net assets; or
(2) such other periods as the Securities and Exchange Commission may permit for the protection of security holders of a fund.

1.7 CERTIFICATE ANNIVERSARY
means the same date in each year as the issue date.

1.8 CERTIFICATE YEAR
means the 12-month period that begins on the issue date or on a certificate anniversary.

1.9 DECLARED INTEREST OPTION
means an option in which accumulated value accrues interest at a guaranteed minimum rate. The declared interest option is supported by the general account.

1.10 DUE PROOF OF DEATH
means documentation provided to the Society verifying proof of death.

1.11 ELIGIBILITY FOR WAIVER OF SURRENDER CHARGE means the annuitant:
a) is diagnosed by a qualified physician as having a terminal illness. A terminal illness is any disease or medical condition which the qualified physician expects will result in death within one (1) year;
b)   stays in a qualified nursing care center for 90 consecutive days; or
c) is required to satisfy the minimum distribution requirement of Sec. 401(a) 9 of the Internal Revenue Code.

1.12 FUND
means an open-end, diversified management investment company or unit investment trust registered with the SEC under the Investment Company Act of 1940 in which the Variable Annuity Account invests.

1.13 GENERAL ACCOUNT
means all our assets other than those allocated to the variable annuity account or any other separate account. We have

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complete ownership and control of the assets of the general account.

1.14 HOME OFFICE
means Modern Woodmen of America, 1701 1st Avenue, Rock Island, IL 61201.

1.15 ADMINISTRATIVE CENTER
means Modern Woodmen of America Variable Product Administrative Center, P.O. Box 9284, Des Moines, Iowa 50306-9284.

1.16 ISSUE DATE
means the issue date shown on the certificate data page. This date is used to determine certificate years and certificate anniversaries.

1.17 QUALIFIED NURSING CARE CENTER
means a long-term care center that is licensed to operate according to the laws of its location. The following are qualified nursing care centers:
a)   Skilled Nursing Center - means a center:
     1)   that provides skilled nursing care supervised by a licensed physician;
     2) that provides 24-hour nursing care by, or supervised by, a Registered Nurse (R.N.); and
     3)   that keeps a daily medical record of each patient.
b)   Intermediate Care Center - means a center:
     1) that provides 24-hour nursing care by, or supervised by, an R.N. or a Licensed Practical Nurse (L.P.N.); and
     2)   that keeps a daily medical record of each patient.
c)   Hospital - means a center:
     1) that operates for the care and treatment of sick or injured persons as inpatients;
     2)   that provides 24-hour nursing care by, or supervised by, an R.N.;
     3)   that is supervised by a staff of licensed physicians; and
     4) that has medical, diagnostic, and major surgery capabilities or access to such capabilities.

Qualified Nursing Care Center does not include:
a)   drug or alcohol treatment centers;
b) home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care; or
c)   places owned or operated by a member of the annuitant's immediate family.

1.18 QUALIFIED PHYSICIAN
means a licensed, medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the annuitant, or a member of the immediate family of either you or the annuitant.

1.19 RETIREMENT DATE
means the certificate anniversary nearest the retirement age chosen in the application.

1.20 SEC
means the Securities and Exchange Commission, a U.S. government agency.

1.21 SURRENDER CHARGE
means a fee that is applied to the accumulated value at the time of any partial withdrawal or full surrender. The surrender charges are shown on the certificate data page.

1.22 VALUATION PERIOD
means the period between the close of business on a business day and the close of business on the next business day.

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1.23 VARIABLE ANNUITY ACCOUNT
means the Separate Account shown on the certificate data page. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

1.24 WE, OUR, US OR THE SOCIETY
means Modern Woodmen of America.

SECTION 2 - THE CONTRACT

2.1 RETIREMENT DATE
You may choose a retirement date on the application. However, such retirement date may not be after the later of the annuitant's 70th birthday or the 10th certificate anniversary. If no date is chosen on the application, the later of these dates will be used. You may change the retirement date at any time. However, the retirement date may not be changed after distribution payments begin. If the certificate is subject to Internal Revenue Service minimum distribution requirements, we will begin distributions as required.

2.2 CONTRACT
This certificate is a legal contract. We issue this certificate in consideration of the first premium and the statements in the application. The entire contract consists of:
a)   the basic certificate;
b)   any endorsements or additional benefit riders;
c)   the attached copy of your application;
d)   any amendments, supplemental applications or other attached papers; and
e) the Articles of Incorporation and By-Laws of the Society which are in force on the issue date of this certificate.

We rely on statements made in the application for the certificate. These statements, in the absence of fraud, are deemed representations and not warranties. No statement will void this certificate or be used in defense of a claim unless:
a)   it is contained in the application; and
b)   such application is attached to this certificate.

2.3 MODIFICATION
No one can change any part of this certificate except you and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this certificate or waive any of its provisions.

2.4 MEMBERSHIP
An annuitant of the age of 16 or more is an adult member of the Society. An adult member has all of the privileges of membership as provided in the By-Laws. An annuitant of the age of 15 or less is a junior member until age 16 when adult membership begins. The rights and privileges of membership are personal to the annuitant. They may not be transferred to any other person.

2.5 CONTROL AND OWNERSHIP
The annuitant is the owner and person having control of this certificate, unless another owner is named. During the annuitant's lifetime, the person having control of this certificate may exercise all of the rights and receive all of the benefits provided by this certificate without the consent of any other person.

If the issue age specified on the certificate data page is 15 or less, the applicant for this certificate, or the applicant's duly appointed successor, shall have control of this certificate but may not assign it. During the period after the annuitant attains age 16 and before the annuitant attains age 21, control will pass to the annuitant: (a) upon the death of such applicant; or (b) upon receipt of written request by such applicant in form satisfactory to the Society. When the annuitant attains age 21, control shall pass to the annuitant.

2.6 ASSIGNMENT
No assignment of this certificate will bind us unless it is:
a)   in writing on a form acceptable to us;
b)   signed by you; and
c)   received by us at our administrative center.

We will not be responsible for the validity of an assignment. Any indebtedness to the Society against this certificate will have priority over any assignment.

2.7 INCONTESTABLE CLAUSE
We will not contest this certificate from its issue date.

2.8 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the premium actually paid would have bought at the correct age or sex.

2.9 RETURN OF CERTIFICATE AND CERTIFICATE SETTLEMENT We reserve the right to have this certificate sent to us for any:
a) modification; b) death settlement; c) surrender; d) assignment; e) change of beneficiary; f) election; or g) exercise of any certificate privilege.

All sums to be paid by us under this certificate are considered paid when tendered by us at our administrative center.

2.10 MAINTENANCE OF RESERVES
This provision applies only to benefits provided through the declared interest option which is supported by the general account. If an emergency should arise which would impair the reserves of the Society, the Board of Directors may determine a fair share of the deficiency which will be paid by you. If such payment is not made, it will stand as a debt against this certificate and draw interest at 5% per year compounded annually. In lieu of such debt or in combination with it, you may consent to an equivalent reduction in benefits.

SECTION 3 - BENEFICIARIES

3.1 BENEFICIARY
Beneficiaries are as named in the application, unless changed by you.

Unless the beneficiary designation provides otherwise, if any beneficiary dies before the annuitant, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

Contingent beneficiaries will have the right to receive the proceeds only if no principal beneficiary survives. If no designated beneficiary survives the annuitant, the proceeds will be paid as stated in the By-Laws of the Society.

In finding and identifying beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.2 CHANGE OF BENEFICIARY
While the annuitant is alive, a change of beneficiary can be made at any time, subject to the following rules:
a)   the change must be in writing on a form acceptable to us;
b)   it must be signed by you;
c) the change form must be sent to our administrative center and recorded by us;
d) the change will take effect on the date signed, but it will not apply to any payment made or action taken by us before we recorded the change form; and
e) a change of beneficiary designation will automatically revoke any previous designations.

SECTION 4 - PREMIUMS

4.1 PREMIUM PAYMENT
Premium payments may be made at any time. However, we reserve the right to limit or restrict the amount of a premium payment as we deem appropriate. Premiums are to be paid at our administrative center. The first premium must be equal to or greater than $1,000. Thereafter, premium payments are flexible as to both timing and amount. No payment may be less than $50 without our consent.

Any member suspended as a result of disciplinary action for conduct unbecoming a member of the Society will have the right to make premium payments to maintain this certificate in force.

4.2 PAYMENT FREQUENCY
The first premium is due on or prior to the issue date. We will send periodic reminder notices to you. The minimum amount for which such notice will be sent will be $50. A reminder notice may be sent for different periods of 12, 6, or 3 month intervals. The reminder notice period may be changed upon request.

4.3 UNSCHEDULED PREMIUMS
Unscheduled premium payments of at least $50 may be made at any time prior to the retirement date. The Society may, in its discretion, waive the $50 minimum requirement. We reserve the right to limit the number and amount of unscheduled premium payments.

4.4 ALLOCATION OF PREMIUM
You will determine the percentage of premium that will be allocated to each subaccount of the variable annuity account and to the declared interest option. You may choose to allocate all of the premium, a percentage or nothing to a particular subaccount or to the declared interest option. Any allocation must be for at least 10% of the premium. A fractional percent may not be chosen.

On the issue date, when we receive your properly completed application and initial premium at the Administrative Center, we will allocate the initial premium and any additional premiums received within the next 10 days to the money market subaccount. However, if your application is not properly completed, we will retain your premium for up to five business days while we attempt to complete the application. At the end of this five-day period, if the application is not complete, we will inform you of the reason for the delay and we will return the initial premium immediately unless you specifically consent to our retaining the premium until the application is complete.

On the 11th day following the issue date, we will transfer part or all of the accumulated value in the money market subaccount to the subaccounts or the declared interest option in accordance with the premium allocation percentages shown in the application. For any subsequent premiums received, the premium will be allocated in accordance with the premium allocation percentages shown in the application or in your most recent written instructions.

You may change the allocation for future premiums at any time, subject to the following rules:
a)   the certificate must be in force;
b)   there must be an accumulated value;
c)   the change must be in writing on a form acceptable to us;
d)   the form must be signed by you;
e) the change will take effect on the business day on or next following the date we receive the signed form at our administrative center.

A change of allocation of future premiums does not affect current accumulated values.

SECTION 5 - ANNUITY AND DEATH BENEFITS

5.1 ANNUITY BENEFIT
If the annuitant lives to the retirement date, we will pay a monthly income based on your life beginning on the retirement date if:

a)   this certificate is in force on the retirement date;
b)   you have not elected to have the accumulated value paid in a single sum;
     and
c)   you have not elected a different settlement option.

The amount of payments will be obtained by applying the accumulated value under fixed settlement option 3 or variable settlement option A. We will make at least 120 monthly payments. After 120 monthly payments, you must be living for further payments to be made. If you die before 120 monthly payments have been received, any remaining payments will be paid to the beneficiary. If no beneficiary survives, we will pay the commuted value, as determined by us, of any remaining payments to the estate of the last to die.

5.2 DEATH OF ANNUITANT PRIOR TO RETIREMENT DATE
If the annuitant dies prior to the retirement date and the annuitant is not an owner, we will pay the death benefit to the beneficiary. The beneficiary may elect to apply this sum under one of the annuity settlement options as payee. See Section 5.3 if the annuitant is an owner.

5.3 DEATH OF OWNER
If an owner dies prior to the retirement date and the deceased owner is the annuitant, we will pay the death benefit to the beneficiary in one sum within five (5) years of the deceased owner's death. The beneficiary may elect, within 60 days of the date we receive due proof of death, to apply this sum under one of the annuity settlement options as payee, provided:
a) payments under the annuity settlement option begin not later than one (1) year after the owner's death; and
b) payments will be payable for the life of the beneficiary, or over a period not greater than the beneficiary's life expectancy.

If an owner dies prior to the retirement date and the deceased owner is not the annuitant, the surviving owner will be the new owner. If there is no surviving owner, ownership of this certificate will pass to the deceased owner's estate. The net accumulated value of the contract must be distributed within five (5) years of the deceased owner's death.

If the deceased owner's spouse is the sole new owner and beneficiary, the spouse may elect, within 60 days of the date we receive due proof of death, to the extent permitted by law, to continue this certificate in force.

If an owner dies on or after the retirement date, but before all proceeds payable have been distributed, we will continue payments to the beneficiary under the payment method in effect at the time of the deceased owner's death.

For purposes of this section, if an owner of this certificate is not an individual, the death of the annuitant shall be treated as the death of the owner.

5.4 DEATH BENEFIT AT DEATH OF ANNUITANT PRIOR TO RETIREMENT DATE The death benefit will be determined based on the annuitant's age on the issue date.

If the annuitant's age on the issue date is:
a)   less than 76, the death benefit will be equal to the greatest of:
     1) the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date due proof of death is received;
     2)   the accumulated value as of the date due proof of death is received;
          or
     3) the Performance Enhanced Death Benefit (PEDB) amount as of the date due proof of death is received.

          The PEDB amount is equal to the greater of:
          i)   the previous PEDB amount; or
          ii)  the accumulated value as of the calculation date.

          The Performance Enhanced Death Benefit (PEDB) amount on the issue date is zero. The PEDB amount is recalculated on each certificate anniversary. In addition:
          i) with each additional premium payment, the PEDB is increased by the amount of each additional premium; and
          ii) with each partial withdrawal reduction, the PEDB amount is decreased by the amount of each partial withdrawal reduction.

     We will recalculate the PEDB as described above until the certificate anniversary immediately prior to the annuitant's age 91. After that, the PEDB amount is recalculated only for additional premium payments or partial withdrawal reductions as described above.

b)   76 or greater, the death benefit is equal to the greater of:
     1) the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date due proof of death is received; or
     2)   the accumulated value as of the date due proof of death is received.

For purposes of this section, a partial withdrawal reduction is equal to a) times b) divided by c) where:
a)   is the death benefit immediately prior to withdrawal;
b)   is the amount of the partial withdrawal; and
c)   is the accumulated value immediately prior to withdrawal.

SECTION 6 - VARIABLE ANNUITY ACCOUNT

6.1 VARIABLE ANNUITY ACCOUNT
We own the assets of the variable annuity account. We will value the assets of the variable annuity account each business day. The assets of such account will be kept separate from the assets of our general account and any other separate accounts. Income and realized and unrealized gains or losses from assets in the variable annuity account will be credited to or charged against such account without regard to our other income, gains or losses.

That portion of the assets of the variable annuity account that equals the reserves and other liabilities of the certificates that are supported by the variable annuity account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the variable annuity account that are in excess of such reserves and other certificate liabilities.

While the variable annuity account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Illinois that regulate the operations of insurers incorporated in Illinois.

We also reserve the right to transfer assets of the variable annuity account, which we determine to be associated with the class of certificates to which this certificate belongs, to another separate account. If this type of transfer is made, the term "variable annuity account," as used in this certificate, shall then mean the variable annuity account to which the assets were transferred.

When permitted by law, we also reserve the right to:
a) deregister the variable annuity account under the Investment Company Act of 1940;
b)   manage the variable annuity account under the direction of a committee;
c) restrict or eliminate any voting rights you or other persons have as to the variable annuity account; and
d)   combine the variable annuity account with other separate accounts.

6.2 SUBACCOUNTS
The variable annuity account is divided into subaccounts. The subaccounts are listed in the application. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts and the right to transfer the assets of one or more subaccounts to any other subaccount.

We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of certificates as we deem appropriate. Each new subaccount would invest in a new investment option of a fund, or in shares of another investment company. You will determine the percentage of premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3 FUND INVESTMENT OPTIONS
The funds have one or more investment options each of which corresponds to one of the subaccounts of the variable annuity account. The investment options are listed in the application. Premiums allocated to a subaccount will automatically be invested in the fund investment option associated with that subaccount. You will share only in the income, gains or losses of the investment option(s) where shares are held.

We have the right, subject to compliance with any applicable laws, to make:
a)   additions to;
b)   deletions from; or
c)   substitutions for;
the shares of a fund investment option that are held by the variable annuity account or that the account may purchase.

We also reserve the right to dispose of the shares of a fund and to substitute shares of another investment option of such fund or shares of another investment company:
a) if the shares of the investment option are no longer available for investment; or
b) if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the variable annuity account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other certificates as may be necessary or appropriate to reflect the substitution or change.

6.4 TRANSFERS
You may transfer all or part of the accumulated value among the subaccounts of the variable annuity account and between the subaccounts and the declared interest option, subject to the following rules:
a) the transfer request may be by telephone or in writing on a form acceptable to us;
b) the transfer will take effect as of the end of the valuation period during which we receive the transfer request at our administrative center;
c) you may transfer amounts among the subaccounts of the variable annuity account an unlimited number of times in a certificate year;
d) you may transfer amounts from the declared interest option to the variable annuity account an unlimited number of times; amounts transferred from the declared interest option are considered transferred on a last-in-first-out basis;
e) the first 12 transfers in each certificate year will be made without a transfer charge; thereafter, each time amounts are transferred, a transfer charge may be imposed; this transfer charge is shown on the certificate data page;
f) the accumulated value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge; unless paid in cash, the transfer charge will be deducted on a pro rata basis from the declared interest option and/or the subaccounts to which the transfer is made;
g)   you must transfer at least:
     1)   a total of $100; or
     2) the total accumulated value in the subaccount or the total accumulated value in the declared interest option, if the total amount transferred is less than $100.
h) no more than 25% of the accumulated value in the declared interest option may be transferred unless the balance in the declared interest option after the transfer would be less than $1,000; if the balance in the declared interest option would fall below $1,000, the full accumulated value in the declared interest option may be transferred.

SECTION 7 - ACCUMULATED VALUE BENEFITS

7.1 ACCUMULATED VALUE
The accumulated value of this certificate will be the sum of:

a)   the accumulated value in the subaccounts of the variable annuity account;
PLUS
b)   the accumulated value in the declared interest option.

All of the values are the same or more than the minimums set by the laws of the state where the certificate is delivered.

7.2 NET ACCUMULATED VALUE
The net accumulated value of this certificate will be the accumulated value less a surrender charge. All of the values are the same or more than the minimums set by the laws of the state where the certificate is delivered.

7.3 VARIABLE ACCUMULATED VALUE
On the business day on or next following the day we receive a completed application and the minimum initial premium, the variable accumulated value is the total amount of premium, if any, allocated to the subaccounts of the variable annuity account. Until 10 days after the issue date, we place this amount in the money market subaccount. After such period, the certificate's variable accumulated value is equal to the sum of the certificate's accumulated value in each subaccount. The accumulated value in a subaccount is equal to a) multiplied by b) where:
a)   is the current number of subaccount units; and
b)   is the current unit value.

The variable accumulated value will vary from business day to business day reflecting changes in a) and b) above.

7.4 SUBACCOUNT UNITS
When transactions are made which affect the variable accumulated value, dollar amounts are converted to subaccount units. The number of subaccount units for a transaction is determined by dividing the dollar amount of the transaction by the current unit value.

The number of units for a subaccount increases when:
a)   premiums are credited to that subaccount; or
b) transfers from the declared interest option or other subaccounts are credited to that subaccount.

The number of units for a subaccount decreases when:
a)   you make a surrender or partial withdrawal from that subaccount;
b) transfers are made from that subaccount to the declared interest option or other subaccounts; or
c) the annual administrative charge shown on the certificate data page is deducted (the annual administrative charge will be prorated among the subaccounts and the declared interest option).

7.5 UNIT VALUE
The unit value for a subaccount on any business day is determined by dividing each subaccount's net asset value by the number of units outstanding at the time of calculation. The unit value for each subaccount was set initially at $10 when the subaccounts first purchased fund shares. The unit value for each subsequent valuation period is calculated by dividing a) by b), where:

a)   is:
     1) the value of the net assets of the subaccount at the end of the preceding valuation period;
     PLUS
     2) the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the valuation period for which the unit value is being determined;
     MINUS
     3) the capital losses, realized or unrealized, charged against those net assets during the valuation period;
     MINUS
     4) any amount charged against the subaccount for taxes, or any amount set aside during the valuation period by the Society as a provision for taxes attributable to the operation or maintenance of that subaccount;
     MINUS
     5) the mortality and expense risk shown on the certificate data page; this charge may go up or down but will never exceed 0.0038091% of the net daily assets in that subaccount for each day in the valuation period; the maximum charge corresponds to a charge of 1.4% per year of the average daily net assets of the subaccount for mortality and expense risks.
b) is the number of units outstanding at the end of the preceding valuation period.

The unit value for a valuation period applies for each day in the period. We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.6 DECLARED INTEREST OPTION ACCUMULATED VALUE
The declared interest option accumulated value as of the 11th day following the issue date is the amount transferred from the money market subaccount to the declared interest option as of that date. Thereafter, the declared interest option accumulated value changes every valuation period.

The declared interest option accumulated value increases when:
a)   premiums are allocated to the declared interest option; or
b) transfers from the subaccounts are credited to the declared interest option; or
c)   any interest is credited to the declared interest option.

The declared interest option accumulated value decreases when:

a) you make a surrender or partial withdrawal from the declared interest option; or
b)   transfers are made from the declared interest option to the subaccounts; or
c) the annual administrative charge shown on the certificate data page is deducted (the annual administrative charge will be prorated among the subaccounts and the declared interest option).

For the purposes of the above calculation, interest does not accrue on amounts deducted for certificate charges, amounts transferred from or on amounts surrendered or withdrawn from the declared interest option. Interest is accrued on the accumulated value of the declared interest option on a daily basis and is credited no less frequently than once a certificate year.

7.7 DECLARED INTEREST OPTION INTEREST
The guaranteed minimum interest rate applied to the declared interest option accumulated value is an effective rate of 3% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest credited for any certificate year will be set by us at the start of that certificate year and will be guaranteed for such year.

7.8 SURRENDER
Before the retirement date, you may surrender the certificate, subject to the following rules:
a) you must send a written request to us along with such information or evidence as may be required by law or as may be needed to process the request;
b) the amount of any such surrender may be paid in cash or we will apply part or all of it under a settlement option;
c) a surrender charge may apply; if the surrender charge is not paid in cash, such charge will be deducted from the amount surrendered;
d) upon surrender, the certificate will terminate unless the proceeds are applied under a variable settlement option.

7.9 SURRENDER CHARGE
The surrender charge is shown on the certificate data page. The total surrender charges assessed will never exceed 9% of premiums paid.

If all of the accumulated value is applied under settlement option 2, 3, 4, 5, A or B, the surrender charge will be reduced as follows:
a)   if option 3, 5, A or B is used, the surrender charge will be zero; or
b) if option 2 or 4 is used, the surrender charge will be applied; however, the fixed number of years for which payment will be made is added to the number of years the certificate has been in force to determine what the charge will be.

All of the values are the same or more than the minimums set by the laws of the state where the certificate is delivered.

7.10 PARTIAL WITHDRAWAL
Before the retirement date, you may obtain a partial withdrawal of the accumulated value, subject to the following rules:
a)   the amount of any partial withdrawal must be at least $500;
b) if the accumulated value after a partial withdrawal is less than $2,000, we have the right to pay the remaining accumulated value to you as a full surrender;
c) the accumulated value will be reduced by the amount of any partial withdrawal and any surrender charge applying to such withdrawal; you may tell us how to allocate a partial withdrawal among the subaccounts and the declared interest option; if you do not so instruct, we will prorate the partial withdrawal among the subaccounts and the declared interest option; the allocation will be in the same proportion that the accumulated value in each of the subaccounts and the accumulated value in the declared interest option bears to the total accumulated value on the date we receive the request; and
d) amounts withdrawn from the declared interest option are considered withdrawn on the last-in-first-out basis.

7.11 TEN PERCENT WITHDRAWAL PRIVILEGE
After the first certificate year, amounts up to the "withdrawal privilege amount" may be withdrawn from the certificate during each certificate year without being subject to the surrender charge. The withdrawal privilege amount will be equal to 10% of the accumulated value on the most recent certificate anniversary.

7.12 WAIVER OF SURRENDER CHARGE
You may surrender this certificate without incurring a surrender charge if the annuitant becomes eligible for waiver of the surrender charge.

The waiver of the surrender charge is subject to the following rules:
a)   we must receive a written request signed by you;
b) the certificate must be in force or not providing benefits under any payment option;
c) proof must be provided that the conditions of eligibility requirements for waiver of the surrender charge as described in Section 1.11 have been met, including an attending physician's statement and any other proof we may require; we reserve the right to seek a second medical opinion or have an examination performed at our expense by a physician we choose; and
d) the annuitant must become eligible for waiver of surrender charge after the first certificate year ends.

7.13 DELAY OF PAYMENT
Proceeds from full surrenders and partial withdrawals will usually be mailed to you within 7 days after your signed request is received in our administrative center. We will usually mail any death claim proceeds within 7 days after we receive due proof of death. We have the right to delay such payment whenever:
a) the New York Stock Exchange is closed other than on customary weekends and any holiday closing;
b) trading on the New York Stock Exchange is restricted as determined by the SEC;
c) the SEC, by order, permits postponement for the protection of certificate holders; or
d) as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the variable annuity account.

We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay making a full surrender or partial withdrawal, from the declared interest option for up to 6 months from the date we receive your request.

7.14 TAX CHARGES
The Society may make a charge against the accumulated value of this certificate for any tax or economic burden on the Society resulting from the application of federal, state or local tax laws that the Society determines to be properly attributable to the separate account or the certificate.

7.15 ANNUAL REPORT
At least once each year we will send a report, without charge, to you that shows:
a)   all premiums paid and charges made since the last report;
b) the current accumulated value including the value in each subaccount and the declared interest option; and
c)   any partial withdrawals since the last report.

At other times, an illustrative report will be sent to you upon request. A fee may be charged for this report.

SECTION 8 - SETTLEMENT OPTIONS - GENERAL

8.1 OPTIONS THAT MAY BE ELECTED
Settlement proceeds include amounts
payable resulting from the death of the annuitant, partial withdrawals applied to a settlement option, or surrender of this certificate. All or part of the settlement proceeds may be left with the Society under the Fixed Settlement Options described in Section 9 or the Variable Settlement Options described in
Section 10 or a combination of both. Additional options may also be available.

8.2 CHOICE AND AVAILABILITY OF OPTIONS
An option may be elected in the application for this certificate. An option may be elected, revoked or changed by you during the lifetime of the annuitant upon written request recorded at our administrative center. If an election is not in effect at the death of the annuitant, the beneficiary may elect an option, unless the manner of settlement has been restricted.

If no option is chosen, we will pay the proceeds of this certificate in one sum. We may also fulfill our obligation under this certificate by paying the proceeds in one sum if:
a)   the proceeds are less than $5,000;
b)   the payments are less than $50 each; or
c) the payee is an assignee, estate, trustee, partnership, corporation or association.

8.3 PAYEE(S) AND DEATH OF PAYEE(S)
A person for whose benefit an option is elected shall be a payee under the option. A person to be a payee must be a natural person taking in his or her own right. When an option is elected, a secondary payee may be designated to receive any final amount that would be payable.

Unless otherwise provided, at the death of a payee under any optional method of settlement, any unpaid proceeds due such payee and remaining with the Society under Fixed Settlement Option 1 or 4, or the commuted value, as determined by us, of any remaining guaranteed payments due such payee under Fixed Settlement Option 2 or 3 or Variable Settlement Option A, will be paid in a lump sum settlement in equal shares to the then surviving principal beneficiaries as secondary payees. If no principal beneficiary is then living, any such unpaid amounts will be paid to the then surviving contingent beneficiaries as secondary payees. If no principal or contingent beneficiary survives the payee, any such unpaid amounts will be paid in one sum to the estate of the payee. Commutation will be based on interest at 3% per year.

8.4 CLAIMS OF CREDITORS
Payments under any settlement option will be exempt from the claims of creditors to the maximum extent allowed by law.

8.5 SUPPLEMENTAL CONTRACT
A supplemental contract will be issued on the date of settlement. It will show the rights and benefits of the payee(s) under the settlement option elected. The first payment will be payable, or in the case of Option 1 interest will commence to accrue, as of the date of the supplemental contract. Payment intervals may be annual, semiannual, quarterly or monthly.

8.6 PROOF OF SURVIVAL AND AGE
If payment under an option depends on the survival of any person, the Society may require satisfactory evidence that such person is living when the payment becomes due. The Society may also require satisfactory evidence of the age of any person on whose life the payments are based.

SECTION 9 - FIXED SETTLEMENT OPTIONS

9.1 FIXED OPTIONS
The fixed settlement options, which are supported by the Society's general account, are:

     OPTION 1. DEPOSIT AT INTEREST. Interest income will be paid on proceeds left with the Society. The rate of interest will be not less than 3% per year.

     OPTION 2. INCOME FOR A FIXED PERIOD. Equal monthly income payments will be made for a period specified by you for between one and 30 years. Amounts are shown in the Settlement Option Table for Option 2.

     OPTION 3. LIFE INCOME WITH GUARANTEED PERIOD. Equal monthly income payments will be made for a guaranteed period, and will continue thereafter during the lifetime of the payee. Amounts are shown in the Settlement Option Table for Option 3. The guaranteed period may be 10 or 20 years or the period required for the total payments to equal the proceeds applied (installment refund).

     OPTION 4. INCOME OF A FIXED AMOUNT. Equal monthly, quarterly, semiannual or annual income payments of a specified amount will be made. Payments each year must total not less than 5% of the original proceeds left with the Society. The payments will continue until the proceeds, together with interest at the rate of 3% per year, are fully paid.

     OPTION 5. JOINT AND SURVIVOR LIFE INCOME. Equal monthly income payments may be made jointly to two payees. Two-thirds of the original income payment will be paid to the survivor during the survivor's remaining lifetime. The amount of each payment will depend on the age and sex of the payees. Amounts are shown in the Settlement Option Table for Option 5. This option has no guaranteed period.

9.2 WITHDRAWAL
Except as otherwise provided in the election of a settlement option, a payee may elect to withdraw any unpaid balance of proceeds under Option 1 or 4, or may elect to receive the commuted value of any remaining payments under Option 2. Options 3 and 5 have no withdrawal rights.

9.3 BASIS FOR SETTLEMENT OPTION VALUES
Reserves and net single premiums for fixed settlement options involving life contingencies are based on the Annuity 2000 individual annuity mortality table with interest at 3% per year.

9.4 NON-SEGREGATION OF PROCEEDS
Any proceeds held by us under a fixed settlement option may be mingled with the general assets of the Society. We will not be under any duty or requirement to segregate or separately invest the proceeds of the fixed account.

             FIXED SETTLEMENT OPTION TABLES
              Monthly Income Payments for
                Each $1,000 of Proceeds

                      OPTION 2 - INCOME FOR A FIXED PERIOD

  PERIOD                PERIOD                PERIOD
    OF        MONTHLY     OF       MONTHLY      OF        MONTHLY
  YEARS       PAYMENT   YEARS      PAYMENT    YEARS       PAYMENT
----------- ----------- -------- ----------- --------- ------------
      1       $84.47      11       $8.86        21        $5.32
      2        42.86      12        8.24        22         5.15
      3        28.99      13        7.71        23         4.99
      4        22.06      14        7.26        24         4.84
      5        17.91      15        6.87        25         4.71
      6        15.14      16        6.53        26         4.59
      7        13.16      17        6.23        27         4.47
      8        11.68      18        5.96        28         4.37
      9        10.53      19        5.73        29         4.27
     10        9.61       20        5.51        30         4.18

Annual, Semiannual, or Quarterly payments are respectively, 11.839, 5.963, and
2.993 times the monthly payments.


                             GUARANTEED SETTLEMENT OPTION 3
                       MONTHLY LIFE INCOME WITH GUARANTEED PERIOD

                      MALE                         FEMALE                         UNISEX
-------   ---------------------------  ------------------------------  --------------------------
 AGE OF     10       20   INSTALLMENT   10        20      INSTALLMENT   10      20    INSTALLMENT
 PAYEE    YEARS    YEARS    REFUND     YEARS     YEARS      REFUND     YEARS   YEARS    REFUND
-------   ------   -----  -----------  -----     -----    -----------  -----   -----  -----------
   35      $3.34   $3.33    $3.31      $3.22     $3.21       $3.20     $3.24   $3.23      $3.22
   40       3.53    3.50     3.47      3.37      3.35         3.34      3.40    3.38       3.37
   45       3.76    3.70     3.68      3.57      3.54         3.52      3.61    3.57       3.55
   50       4.05    3.95     3.93      3.81      3.76         3.74      3.86    3.80       3.78
   55       4.41    4.24     4.25      4.13      4.03         4.02      4.18    4.07       4.07
   60       4.88    4.56     4.64      4.54      4.35         4.38      4.61    4.40       4.43
   65       5.48    4.88     5.15      5.07      4.71         4.84      5.16    4.75       4.90
   70       6.23    5.16     5.80      5.78      5.05         5.45      5.87    5.08       5.52
   75       7.08    5.36     6.63      6.67      5.31         6.26      6.75    5.32       6.33
   80       7.95    5.46     7.70      7.66      5.45         7.34      7.72    5.45       7.41
   85       8.69    5.50     9.07      8.55      5.50         8.75      8.58    5.50       8.82

                GUARANTEED SETTLEMENT OPTION 5
             JOINT AND 2/3 TO SURVIVOR LIFE INCOME

   Male                       Female Payee Age
   Payee
    Age        50      55       60       65       70      75
------------ ------- -------- -------- -------- ------- --------
    50        $3.80    $3.95    $4.12    $4.30   $4.50    $4.73
    55         3.93     4.11     4.31     4.53    4.77     5.04
    60         4.09     4.29     4.53     4.79    5.09     5.42
    65         4.25     4.49     4.77     5.09    5.46     5.88
    70         4.43     4.70     5.02     5.42    5.88     6.41

   Unisex                      Unisex Payee Age
   Payee
    Age        50      55       60       65       70      75
------------ ------- -------- -------- -------- ------- --------
    50        $3.74    $3.88    $4.03    $4.20   $4.38    $4.58
    55         3.88     4.04     4.22     4.42    4.64     4.87
    60         4.03     4.22     4.44     4.68    4.95     5.23
    65         4.20     4.42     4.68     4.98    5.31     5.67
    70         4.38     4.64     4.95     5.31    5.73     6.20

SECTION 10 - VARIABLE SETTLEMENT OPTIONS

10.1 VARIABLE OPTIONS
The variable settlement options are:

     OPTION A. LIFE INCOME WITH GUARANTEED PERIOD. Monthly income payments will be made for a guaranteed period, and will continue thereafter during the lifetime of the payee. Initial amounts are shown in the Variable Settlement Option Table for Option A. The guaranteed period may be 10 or 20 years.

     OPTION B. JOINT AND SURVIVOR LIFE INCOME. Monthly income payments may be made jointly to two payees. The payment will be paid to the survivor during the survivor's remaining lifetime. The amount of each payment may depend on the age and sex of the payees. Initial amounts are shown in the Variable Settlement Option Table for Option B. This option has no guaranteed period.

10.2 ALLOCATION
On the date the proceeds are applied to a variable settlement option, the payee(s) will determine the percentage of proceeds that will be allocated to the subaccounts. Any allocation must be for at least 10% of the proceeds. A fractional percent may not be chosen.

10.3 EXCHANGES OF ANNUITY UNITS
An annuity unit is a unit of measure used to calculate the amount of payments. The payee(s) may exchange annuity units of one subaccount for those of another on a dollar equivalent basis.

The following rules apply to exchanges:
a) the exchange request may be by telephone or in writing on a form acceptable to us;
b) the exchange will take effect as of the end of the valuation period during which we receive the request at our administrative center; and
c) the payee(s) may exchange annuity units among the subaccounts an unlimited number of times in a contract year.

10.4 SURRENDER VALUE
The value payable at full surrender will be equal to:
a)   the commuted value of remaining term certain payments;
MINUS
b) a commutation fee varying by contract year since the effective date of the supplemental contract:

CONTRACT YEAR              COMMUTATION FEE
OF SETTLEMENT              (AS A PERCENT OF
OPTION                     ORIGINAL PROCEEDS)
-------------              ------------------
    1                          6%
    2                          5
    3                          4
    4                          3
    5                          2
    6                          1
    Thereafter                 0

The interest rate used to compute the commuted value of any unpaid payments certain will be the assumed interest rate. Each payment under a variable settlement option will be assumed to be equal to the number of annuity units times the applicable annuity unit value.

10.5 AMOUNT OF VARIABLE PAYMENTS
The amount of the first payment under a variable settlement option is equal to:
a)   the number of thousands of dollars of proceeds applied to the option;
TIMES
b) the factor per $1,000 for the option, from the Variable Settlement Option Tables.

The amount of each later payment is equal to the sum for each subaccount of the number of annuity units times the applicable annuity unit value as of the end of the valuation period on the payment date selected.

10.6 ANNUITY UNIT VALUE
The number of annuity units credited under a variable settlement option for each subaccount is equal to:

a)   the amount of the first payment;
TIMES
b)   the initial subaccount percentage allocation;
DIVIDED BY
c)   the applicable annuity unit value as of the option's effective date.

The number of annuity units remains constant. However, if the payee(s) exchange annuity units among the subaccounts, the units are exchanged on a dollar equivalent basis.

The annuity unit values depend on the assumed interest rate and on the net investment factor. An annuity unit value is determined for each subaccount for each valuation period. The annuity unit value of each subaccount for its first valuation period was set at $1.00. Each annuity unit value for each later valuation period is equal to:
a)   the annuity unit value for the immediately preceding valuation period;
TIMES
b)   the net investment factor for that valuation period;
TIMES
c)   the daily assumed interest factor for each day in that valuation period.




10.7 NET INVESTMENT FACTOR
The net investment factor for each subaccount for each valuation period is determined by dividing a) by b) and subtracting c) from the result, where:
a) is equal to the net asset value of the subaccount as of the end of the valuation period;
     PLUS
     the amount of all investment income and capital gains, realized or unrealized, credited to the net assets of the subaccount during the valuation period; MINUS the amount of capital losses, realized or unrealized, charged against the net assets during the valuation period;
b) is equal to the net asset value of the subaccount for the immediately preceding valuation period;
c) is a charge no greater than 0.0038091% of the net assets in the subaccount for each day in the valuation period.

10.8 ASSUMED INTEREST RATE AND FACTOR
The assumed interest rate in the Variable Settlement Option Tables is 5% per year. The daily assumed interest factor derived from an assumed interest rate of 5% is 0.9998663. We may also offer other assumed interest rates and other variable settlement options from time to time, which may be available at the time a settlement option is elected.

                       VARIABLE SETTLEMENT OPTION TABLES

                  VARIABLE SETTLEMENT OPTION A INITIAL FACTORS
                   MONTHLY LIFE INCOME WITH GUARANTEED PERIOD
                    ORIGINAL INSTALLMENT PER $1,000 PROCEEDS

                Male              Female            Unisex
          --------------     --------------    --------------
Age of     10        20        10       20       10       20
Payee     Years    Years     Years    Years    Years    Years
------    -----    -----     -----    -----    -----    -----
 35       $4.38    $4.35     $4.26    $4.25    $4.32    $4.30
 40        4.55     4.50      4.39     4.37     4.47     4.43
 45        4.76     4.67      4.56     4.52     4.66     4.60
 50        5.02     4.89      4.79     4.71     4.90     4.80
 55        5.37     5.13      5.08     4.95     5.22     5.04
 60        5.82     5.40      5.47     5.22     5.64     5.31
 65        6.40     5.67      5.98     5.53     6.19     5.60
 70        7.11     5.89      6.66     5.80     6.88     5.84
 75        7.89     6.02      7.50     5.99     7.69     6.01
 80        8.65     6.09      8.40     6.08     8.51     6.08
 85        9.24     6.11      9.14     6.11     9.18     6.11

                          VARIABLE SETTLEMENT OPTION B
                       JOINT AND 100% TO SURVIVOR MONTHLY
                                  LIFE INCOME
                        ORIGINAL MONTHLY INSTALLMENT PER
                                $1,000 PROCEEDS

    Male                    Female Payee Age
   Payee
    Age        55      60       65       70       75
------------ ------- -------- -------- -------- -------
    55        $4.73    $4.88    $5.02    $5.15   $5.25
    60         4.83     5.03     5.24     5.44    5.62
    65         4.92     5.18     5.47     5.77    6.05
    70         4.98     5.29     5.66     6.08    6.52
    75         5.03     5.38     5.82     6.36    6.98

   Unisex                    Unisex Payee Age
   Payee
    Age        55      60       65       70       75
------------ ------- -------- -------- -------- -------
    55        $4.73    $4.86    $4.98    $5.07   $5.15
    60         4.86     5.04     5.22     5.38    5.50
    65         4.98     5.22     5.48     5.72    5.94
    70         5.07     5.38     5.72     6.09    6.44
    75         5.15     5.50     5.94     6.44    6.98

FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY CERTIFICATE


If you have any questions concerning this certificate or if anyone suggests that you change or replace this certificate, please contact your Modern Woodmen representative or our administrative center.

                MODERN WOODMEN OF AMERICA
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